EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Contact:	John A. Riley, III
President and Chief Executive Officer
Telephone:	(256) 734-1740

CULLMAN BANCORP, INC.
ANNOUNCES COMPLETION OF STOCK OFFERING
AND RELATED CONVERSION

Cullman, Alabama, July 14, 2021 — Cullman Bancorp, Inc. (the “Company”) announced today that Cullman Savings Bank, MHC (the “MHC”) has completed its conversion from the mutual holding company to the stock holding company form of organization (the “Conversion”), and the Company has completed its related stock offering.  As a result of the closing of the Conversion, the Company is now the holding company for Cullman Savings Bank (the “Bank”). The MHC and the Bank’s previous mid-tier holding company, also named Cullman Bancorp, Inc. (“Old Cullman”), ceased to exist effective upon the closing of the Conversion.

The results of the stock offering were previously reported in Old Cullman’s press release dated July 12, 2021.  Approximately 7,406,000 shares of Company common stock are outstanding as a result of the Conversion, before taking into account adjustments for fractional shares.

The Company’s common stock is expected to trade on the Nasdaq Capital Market under the trading symbol “CULL” beginning on July 15, 2021.

Book entry statements reflecting shares purchased in the offering are expected to be mailed to purchasers promptly following the closing.  Persons wishing to confirm their orders may contact the Stock Information Center at (888) 317-2811.

Raymond James & Associates, Inc. acted as selling agent for the Company in the conversion.  Luse Gorman, PC acted as the Company’s legal counsel and Kilpatrick Townsend & Stockton LLP acted as Raymond James & Associates, Inc.’s legal counsel.

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors.
About Cullman Bancorp, Inc.
The Company is a Maryland corporation based in Cullman, Alabama. The Company’s banking subsidiary, Cullman Savings Bank, opened in 1887 and currently operates three full-service offices in Cullman, Alabama and one full-service office in Hanceville, Alabama.